As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-179329

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Noble Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	98-0619597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18b Charles Street London W1J 5DU England	W1J 5DU
(Address of Principal Executive Offices)	(Zip code)

Noble Corporation 1991 Stock Option and Restricted Stock Plan

(Full title of the plan)

Julie J. Robertson

Executive Vice President and Corporate Secretary

18b Charles Street

London W1J 5DU

England

+44 20 3008 7597

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David Emmons, Esq.

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

(214) 953-6414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-179329 (this “Post-Effective Amendment”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Noble Corporation plc, a public limited company organized under the laws of England and Wales (“Noble-UK”), as successor issuer to Noble Corporation, a Swiss holding company (“Noble-Switzerland”), following a merger (the “Merger”) that became effective on November 20, 2013. The Merger was effected through the Merger Agreement, between Noble-UK and Noble-Switzerland, dated as of June 30, 2013 (the “Merger Agreement”), pursuant to which, Noble-Switzerland merged with and into Noble-UK. Pursuant to the Merger Agreement, each registered share of Noble-Switzerland (the “Noble-Switzerland Share”), excluding shares held by Noble-Switzerland, was exchanged for one ordinary share in Noble-UK, nominal value $0.01 per share (the “Noble-UK Ordinary Share”). Through the Merger, the Noble Corporation 1991 Stock Option and Restricted Stock Plan (the “Plan”) was assumed by Noble-UK. Noble-UK Ordinary Shares will henceforth be issuable under the Plan in lieu of the Noble-Switzerland Shares. Noble-UK hereby expressly adopts the Registration Statement on Form S-8 (Registration No. 333-179329) filed by Noble-Switzerland with the United States Securities and Exchange Commission (the “Commission”) as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which Noble-Switzerland or Noble-UK has filed with the Commission pursuant to the Exchange Act, are incorporated in this Post-Effective Amendment by reference and shall be deemed to be a part hereof:

1.	Noble-Switzerland’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the Commission on February 25, 2013;

2.	Noble-Switzerland’s quarterly reports on Form 10-Q for the quarters ended March 31, 2013, as filed with the Commission on May 2, 2013, June 30, 2013, as filed with the Commission on August 5, 2013 and September 30, 2013, as filed with the Commission on November 4, 2013;

3.	Noble-Switzerland’s Current Reports on Form 8-K, as filed with the Commission (other than for information furnished rather than filed) on January 18, 2013, January 23, 2013, February 4, 2013, February 5, 2013, April 17, 2013, May 7, 2013, July 1, 2013, July 17, 2013, July 26, 2013, August 22, 2013, September 24, 2013, September 25, 2013, September 26, 2013, October 7, 2013, October 11, 2013, October 16, 2013 and October 25, 2013;

4.	Noble-UK’s Current Report on Form 8-K, as filed with the Commission (other than for information furnished rather than filed) on November 20, 2013; and

5.	The description of the Noble-UK Ordinary Shares contained in Item 8.01 of Noble-UK’s Current Report on Form 8-K, as filed with the Commission on November 20, 2013.

Each document filed by Noble-UK with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of any further post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Post-Effective Amendment by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Post-Effective Amendment, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently-filed amendment to this Post-Effective Amendment or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Noble-UK’s articles of association provides the following (all statutory references in this Item 6 are to Chapter 4 and Chapter 7 of Part 10 of the UK Companies Act of 2006 (the “Companies Act”), with the relevant Companies Act sections outlined below):

Article 208.1 of Noble-UK’s articles of association provides that subject to the Companies Act, Noble-UK may indemnify any director or other officer of Noble-UK or of any associated company against all losses and liabilities which he may sustain or incur in the execution of the duties of his office or otherwise in relation thereto, provided that the provisions under Article 208.1 are not void under sections 232 or 234 of the Companies Act.

Article 208.2 of Noble-UK’s articles of association provides that Noble-UK may also indemnify any director or other officer of either Noble-UK or any associated company where Noble-UK or such associated company acts as trustee of a pension scheme, against liability incurred by him in connection with the relevant company’s activities as trustee of such scheme, provided that the provisions under Article 208.2 are not void under sections 232 or 235 of the Companies Act.

Article 208.3 of Noble-UK’s articles of association provides that subject to sections 205(2) to (4) of the Companies Act, Noble-UK may provide a director or officer with funds to meet expenditure incurred or to be incurred by him in defending (or seeking relief in respect of) any civil or criminal proceedings brought or threatened against him in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, and Noble-UK shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under sections 197 to 203 of the Companies Act to enable a director or officer to avoid incurring such expenditure.

Article 208.4 of Noble-UK’s articles of association provides that subject to section 206 of the Companies Act, Noble-UK may also provide a director or officer with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to Noble-UK or any associated company and Noble-UK shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under section 197 of the Companies Act to enable a director or officer to avoid incurring such expenditure.

The Companies Act provides as follows:

Sections 197-202 prohibit a company from making a loan or quasi-loan to a director of the company or its holding company or giving a guarantee or providing security in connection with a loan or a quasi-loan to such a director or to enter into a credit transaction as creditor for the benefit of a director of the company or of its holding company or give a guarantee or provide security in connection with a credit transaction for the benefit of such a director unless the transaction has been approved by a resolution of the members of the company and if applicable, the holding company. A company must also obtain approval if the loan, quasi-loan or credit transaction involves a person connected with a director of the company or its holding company.

Section 203 requires a company to obtain approval by a resolution of the members of the company and if applicable, its holding company, before it takes part in an arrangement under which another person enters into a transaction that, if it had been entered into by the company, would have required approval under Section 197, 198, 200 or 201, and that person, in pursuance of the arrangement, obtains a benefit from the company or a body corporate associated with it or it arranges for the assignment to it, or the assumption by it, of any rights, obligations or liabilities under a transaction, that if it had been entered into by the Company, would have required such approval.

Section 205 permits a company to make a loan, or quasi-loan to a director or enter into a credit transaction with a director of the company or of its holding company, without obtaining member approval under Sections 197-202, to meet expenditure incurred or to be incurred by the director in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with an application for relief or to enable such director to avoid incurring such expenditure, provided that the loan is to be repaid, or the liability of the company discharged, in the event of an unsuccessful defense of criminal or civil proceedings or refusal of relief. Such repayment or discharge must be made no later than the date when the conviction, judgment or refusal of relief becomes final. Pursuant to Section 205(3), a conviction, judgment or refusal for relief becomes final: a) if not appealed against, at the end of the period for bringing an appeal or b) if appealed against, when the appeal (or further appeal) is disposed of.

Section 205(4) states that an appeal is disposed of if it is determined and the period for bringing any further appeal has ended, or if it is abandoned or otherwise ceases to have effect.

Section 205(5) provides that the reference to an application for relief in Section 205 is to an application for relief under Section 661 (3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 206 permits a company to make a loan, or quasi-loan to a director or enter into a credit transaction with a director of the company or of its holding company, without obtaining member approval under Sections 197-202, to meet expenditure incurred or to be incurred by the director in defending himself in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or to enable any such director to avoid incurring such expenditure.

Section 232(1) makes void any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) also voids any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of a company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except as permitted by:

(i) section 233 (provision of insurance),

(ii) section 234 (qualifying third party indemnity provision), and

(iii) section 235 (qualifying pension scheme indemnity provision).

Section 233 permits a company to purchase and maintain insurance for a director of the company, or of an associated company, against any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 permits a company to provide indemnity against liability incurred by the director to a person other than the company or an associated company, provided that indemnification is not against any liability of the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or any liability incurred by the director in defending criminal proceedings in which he is convicted, in defending civil proceedings brought by the company or an associated company in which judgment is given against him or in connection with an application for relief in which the court refuses to grant him relief.

Section 235 permits a company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme, provided that indemnification is not provided against liability to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or any liability incurred by the director in defending criminal proceedings in which he is convicted.

Noble-UK has entered into and, in the future, will enter into indemnity agreements with each of its directors and officers to supplement the indemnification protection available under Noble-UK’s articles of association referred to above. These indemnity agreements generally provide that Noble-UK will indemnify the parties thereto to the fullest extent permitted by law.

Noble-UK will also maintain insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit No.	Description

*4.1	Articles of Association of Noble Corporation plc (incorporated by reference to Exhibit 3.1 to Noble-UK’s Current Report on Form 8-K filed on November 20, 2013).

*4.2	Noble Corporation 1991 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.5 to Noble-UK’s Current Report on Form 8-K filed on November 20, 2013).

5.1	Opinion of Travers Smith LLP regarding the legality of securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Travers Smith LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Post-Effective Amendment No. 3 to Noble-UK’s Registration Statement on Form S-8 (No. 33-57675) filed on November 20, 2013).

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England.

NOBLE CORPORATION plc

November 20, 2013	By:	/s/ David W. Williams
David W. Williams
Chairman, President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on November 20, 2013.

SIGNATURE	TITLE

/s/ David W. Williams David W. Williams	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)

/s/ James A. MacLennan James A. MacLennan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Dennis J. Lubojacky Dennis J. Lubojacky	Vice President and Controller (Principal Accounting Officer)

* Ashley Almanza	Director

* Michael A. Cawley	Director

* Lawrence J. Chazen	Director

* Julie H. Edwards	Director

* Gordon T. Hall	Director

* Jon A. Marshall	Director

* Mary P. Ricciardello	Director

* By:	/s/ Julie J. Robertson
Julie J. Robertson, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

*4.1	Articles of Association of Noble Corporation plc (incorporated by reference to Exhibit 3.1 to Noble-UK’s Current Report on Form 8-K filed on November 20, 2013).

*4.2	Noble Corporation 1991 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.5 to Noble-UK’s Current Report on Form 8-K filed on November 20, 2013).

5.1	Opinion of Travers Smith LLP regarding the legality of securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Travers Smith LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Post-Effective Amendment No. 3 to Noble-UK’s Registration Statement on Form S-8 (No. 33-57675) filed on November 20, 2013).

*	Incorporated herein by reference as indicated.